Infinity Property and Casualty Reports 19.9% Gross Written Premium Growth
for the Third Quarter of 2012

Birmingham, Alabama – November 8, 2012 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and nine months ended September 30, 2012:

	Three months ended September 30,				Nine months ended September 30,
(in millions, except per share amounts and ratios)	2012	2011	Change		2012	2011	Change
		(as adjusted)(1)				(as adjusted)(1)

Gross written premium (2)	$325.0	$271.1	19.9%		$961.2	$813.6	18.1%
Revenues	$313.7	$266.1	17.9%		$907.1	$782.6	15.9%

Net earnings	$5.2	$6.7	(23.4%)		$16.4	$23.8	(31.1%)
Net earnings per diluted share	$0.43	$0.55	(21.8%)		$1.37	$1.90	(27.9%)

Operating earnings (2)	$3.2	$5.7	(44.9%)		$12.9	$17.7	(26.9%)
Operating earnings per diluted share (2)	$0.27	$0.47	(42.6%)		$1.08	$1.41	(23.4%)

Underwriting income (2)	$(0.2)	$2.7	(105.7%)		$2.4	$6.9	(64.8%)
Combined ratio	100.0%	99.0%	1.0	pts	99.7%	99.1%	0.6	pts

Return on equity (3)	3.1%	4.1%	(1.0	) pts	3.3%	4.9%	(1.6	) pts
Operating earnings return on equity (2) (3)	1.9%	3.5%	(1.6	) pts	2.6%	3.6%	(1.0	) pts

Book value per share					$57.71	$54.23	6.4%
Debt to total capital					41.1%	23.2%	17.8	pts
Debt to tangible capital (2)					43.9%	25.5%	18.4	pts

(1)	2011 has been adjusted for the retrospective adoption of the accounting standards update Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

(2)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

(3)	Annualized

Gross written premium grew 19.9% during the third quarter of 2012 compared with the same period in 2011, with growth in four of the seven Focus States. California, Infinity’s largest state, grew 5.7% in the third quarter of 2012 compared with the same period in 2011.
Operating earnings declined in the third quarter of 2012 compared with the third quarter of 2011 primarily as a result of unfavorable development on prior accident year loss and loss adjustment expense ("LAE") reserves recognized in the third quarter of 2012 of $5.3 million, pre-tax ($0.29 per diluted share after-tax) and unfavorable development on loss and LAE reserves from the first six months of 2012 of $2.9 million, pre-tax ($0.16 per diluted share after-tax) compared with unfavorable development on prior accident year loss and LAE reserves of $4.8 million, pre-tax ($0.25 per diluted share after-tax) and favorable development on loss and LAE reserves from the first six months of 2011 of $3.5 million, pre-tax ($0.18 per diluted share after-tax) recognized during the third quarter of 2011.
Operating earnings declined in the first nine months of 2012 compared with the same period of 2011 as a result of unfavorable development on prior accident year loss and LAE reserves and a decline in investment income. Unfavorable development on prior accident year loss and LAE reserves recognized during the first nine months of 2012 was $7.1 million, pre-tax ($0.39 per diluted share after-tax), compared with unfavorable development of $4.8 million, pre-tax ($0.25 per diluted share after-tax) for the first nine months of 2011. The unfavorable development during the first nine months of 2012 primarily relates to accident year 2011 and resulted primarily from increases in severities on both PIP in Florida and bodily injury coverage in California.

Investment income declined $2.8 million, or 8.8%, in the first nine months of 2012 compared with the same period of 2011 as a result of low and declining market interest rates.
2012 Earnings Guidance
Infinity is revising its earnings guidance to $0.90 - $1.40. The operating earnings guidance reflects the $13.6 million, pre-tax ($0.74 per diluted share after-tax) charge Infinity will incur during the fourth quarter of 2012 related to the early redemption of its 2014 bonds. The guidance assumes gross written premium growth between 14.0% - 17.0% compared with the prior year, and an accident year combined ratio, which excludes development on prior accident year loss and loss adjustment expense reserves, between 98.0% and 99.0%. The prior guidance assumed gross written premium growth between 10.0% and 12.5% with an accident year combined ratio between 97.5% and 98.5%.
Share and Debt Repurchase Program
During the third quarter of 2012, Infinity repurchased 47,044 shares at an average price, excluding commissions, of $57.08. On November 6, 2012, Infinity's Board of Directors increased the authority under its current share and debt repurchase plan by $25.0 million to approximately $60.4 million and extended the date to execute the program to December 31, 2014.
Forward-Looking Statements
This press release, notably “2012 Earnings Guidance,” contains certain “forward looking statements” which anticipate results based on estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “assumes,” “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call

Infinity will conduct a conference call and webcast to discuss third quarter 2012 results at 11:00 a.m. (ET) today, November 8, 2012. The webcast can be accessed on the Company's Investor Relations website at http://ir.infinityauto.com. The conference call will be available by dialing 1-877-317-6789. For those unable to attend the live event, a replay of the webcast will be posted on the website shortly after the event ends.

Infinity Property and Casualty Corporation
Statements of Earnings
(in millions, except EPS and dividends)

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
		(as adjusted)		(as adjusted)
Revenues:
Earned premium	$301.5	$255.1	$872.7	$745.7
Net investment income	9.0	10.2	28.4	31.1
Net realized gains on investments(1)	0.3	0.7	2.7	5.6
Net realized gain on sale of subsidiary	2.9	0.0	2.9	0.0
Other income	0.1	0.1	0.4	0.2
Total revenues	313.7	266.1	907.1	782.6

Costs and Expenses:
Losses and loss adjustment expenses (2)	238.3	195.3	683.9	566.7
Commissions and other underwriting expenses	63.4	57.2	186.4	172.1
Interest expense	3.2	2.7	8.6	8.1
Corporate general and administrative expenses	1.7	1.7	5.8	5.7
Other expenses	0.6	1.0	0.9	1.4
Total costs and expenses	307.1	257.9	885.7	754.0

Earnings before income taxes	6.6	8.2	21.4	28.6
Provision for income taxes	1.4	1.5	5.0	4.8
Net Earnings	$5.2	$6.7	$16.4	$23.8

Net Earnings per Common Share:
Basic	$0.44	$0.56	$1.40	$1.95
Diluted	$0.43	$0.55	$1.37	$1.90

Average Number of Common Shares:
Basic	11.6	12.1	11.7	12.2
Diluted	11.9	12.3	12.0	12.5

Cash Dividends per Common Share	$0.225	$0.180	$0.675	$0.540
Notes:

(1) Net realized gains before impairment losses	$0.5	$1.1	$3.9	$6.9
Total other-than-temporary impairment (“OTTI”) losses	(0.2)	(0.4)	(1.2)	(2.1)
Non-credit portion in other comprehensive income	0.0	0.0	0.0	1.0
OTTI losses reclassified from other comprehensive income	0.0	0.0	0.0	(0.2)
Net impairment losses recognized in earnings	(0.2)	(0.4)	(1.3)	(1.3)
Total net realized gains on investments	$0.3	$0.7	$2.7	$5.6

(2)
Losses and loss adjustment expenses for the three and nine months ended September 30, 2012 include $5.3 million and $7.1 million of unfavorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Losses and loss adjustment expenses for the three and nine months ended September 30, 2011 include $4.8 million and $4.8 million of unfavorable development on prior accident year loss and loss adjustment expense reserves, respectively.
Columns may not foot due to rounding.

Infinity Property and Casualty Corporation
Balance Sheets
(in millions, except book value per share)

(unaudited)	September 30, 2012	June 30, 2012	December 31, 2011
			(as adjusted)
Assets:
Investments:
Fixed maturities, at fair value	$1,251.9	$1,238.2	$1,188.0
Equity securities, at fair value	42.4	40.1	36.9
Total investments	1,294.3	1,278.3	1,224.9
Cash and cash equivalents	126.6	69.3	83.8
Restricted cash	209.9	0.0	0.0
Accrued investment income	10.8	10.9	10.8
Agents’ balances and premium receivable	445.3	427.1	382.6
Property and equipment (net of depreciation)	40.7	42.2	38.7
Prepaid reinsurance premium	2.7	2.5	2.1
Recoverable from reinsurers	15.3	14.3	14.7
Deferred policy acquisition costs	92.5	90.0	80.1
Current and deferred income taxes	8.8	9.9	10.7
Receivable for securities sold	0.0	0.0	1.2
Other assets	20.0	9.0	5.5
Goodwill	75.3	75.3	75.3
Total assets	$2,342.2	$2,028.8	$1,930.4

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$544.3	$530.9	$495.4
Unearned premium	557.7	536.1	474.5
Payable to reinsurers	0.0	0.0	0.0
Long-term debt	469.9	194.9	194.8
Commissions payable	32.6	30.4	30.6
Payable for securities purchased	4.6	7.7	10.8
Other liabilities	58.5	61.8	62.4
Total liabilities	1,667.6	1,361.6	1,268.6

Shareholders’ Equity:
Common stock	21.5	21.4	21.4
Additional paid-in capital	359.9	358.8	355.9
Retained earnings (1)	660.9	658.4	652.4
Accumulated other comprehensive income, net of tax	47.1	40.3	35.3
Treasury stock, at cost (2)	(414.7)	(411.8)	(403.2)
Total shareholders’ equity	674.6	667.2	661.8
Total liabilities and shareholders’ equity	$2,342.2	$2,028.8	$1,930.4

Shares outstanding	11.7	11.7	11.8
Book value per share	$57.71	$56.92	$56.05
Notes:

(1)
The change in retained earnings from June 30, 2012 is a result of net income of $5.2 million less shareholder dividends of $2.6 million. The change in retained earnings from December 31, 2011 is a result of net income of $16.4 million less shareholder dividends of $7.9 million.

(2)
Infinity repurchased 47,044 common shares during the third quarter of 2012 at an average per share price, excluding commissions, of $57.08. Infinity repurchased 184,351 common shares during the first nine months of 2012 at an average per share price, excluding commissions, of $55.28.

Columns may not foot due to rounding.

Definitions of Non-GAAP Financial and Operating Measures
Operating earnings are defined as net earnings, before realized gains and losses on investments and sale of subsidiary and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of net investment income, other income, interest expense, corporate general and administrative expenses, other expenses and taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
(in millions, except EPS)		(as adjusted)		(as adjusted)

Earned premium	$301.5	$255.1	$872.7	$745.7
Losses and loss adjustment expenses	(238.3)	(195.3)	(683.9)	(566.7)
Commissions and other underwriting expenses	(63.4)	(57.2)	(186.4)	(172.1)

Underwriting income	(0.2)	2.7	2.4	6.9

Net investment income	9.0	10.2	28.4	31.1
Other income	0.1	0.1	0.4	0.2
Interest expense	(3.2)	(2.7)	(8.6)	(8.1)
Corporate general and administrative expenses	(1.7)	(1.7)	(5.8)	(5.7)
Other expenses	(0.6)	(1.0)	(0.9)	(1.4)

Pre-tax operating earnings	3.4	7.5	15.8	23.0

Provision for income taxes	(0.2)	(1.7)	(2.9)	(5.3)

Operating earnings, after-tax	3.2	5.7	12.9	17.7

Realized gains on investments, pre-tax	0.3	0.7	2.7	5.6
Realized gain on sale of subsidiary, pre-tax	2.9	0.0	2.9	0.0
Provision for income taxes	(1.2)	(0.3)	(2.0)	(2.0)
Decrease (increase) in provision for tax valuation allowance	0.0	0.5	(0.1)	2.5
Realized gains on investments, net of tax	2.0	1.0	3.5	6.1

Net earnings	$5.2	$6.7	$16.4	$23.8

Operating earnings per diluted share	$0.27	$0.47	$1.08	$1.41
Realized gains on investments and sale of subsidiary, net of tax	0.16	0.04	0.30	0.29
Decrease (increase) in provision for tax valuation allowance	0.00	0.04	(0.01)	0.20
Net earnings per diluted share	$0.43	$0.55	$1.37	$1.90

Note: Columns may not foot due to rounding

Gross written premium is the amount of premium charged for policies issued during a fiscal period. Earned premium is a GAAP measure and represents the portion of gross written premium (after cessions to reinsurers) that has been recognized in income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies.
Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2012	2011	2012	2011

Gross written premium	$325.0	$271.1	$961.2	$813.6
Ceded reinsurance	(2.0)	(1.6)	(5.7)	(4.8)
Net written premium	323.0	269.6	955.5	808.8
Change in unearned premium	(21.5)	(14.4)	(82.8)	(63.1)
Earned premium	$301.5	$255.1	$872.7	$745.7
Note: Columns may not foot due to rounding

Tangible capital is defined as total capital (long-term debt plus total shareholders’ equity) less intangible assets. Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage. Total capital is the most comparable GAAP measure.
Below is a schedule that reconciles tangible capital to total capital:

(in millions)	September 30, 2012	September 30, 2011

Tangible capital	$1,069.2	$763.7
Goodwill	75.3	75.3
Total capital	$1,144.5	$839.0

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website. To access the supplemental financial information, go to http://ir.infinityauto.com and click on “Annual & Quarterly Reports.”

Source:     Infinity Property and Casualty Corporation

Contact:    Elise Billings
elise.billings@ipacc.com
Investor Relations
(205) 803-8991